Exhibit 5.1

2005 Market Street
Suite 2600
Philadelphia, PA 19103
T: 215.564.8000

October 22, 2025

XCF Global, Inc.

2500 CityWest Blvd

Suite 150-138

Houston, TX 77042

Re:	XCF Global, Inc. – Registration Statement on Form S-1 Ladies and Gentlemen:

We have acted as counsel to and for XCF Global, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) dated October 22, 2025, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement (including the prospectus contained therein and forming a part thereof (the “Prospectus”)) relates to the offer and resale by the stockholders identified in the Registration Statement (the “Selling Stockholders”) of up to 120,824,191 shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Shares”). The Shares to be offered by the Selling Stockholders under the Registration Statement include (i) 116,664,191 Shares received by the Selling Stockholders in connection with the closing of the business combination pursuant to that certain Business Combination Agreement, dated as of March 11, 2024, by and among Focus Impact BH3 Acquisition Company, a Delaware corporation (“Focus Impact”), Focus Impact BH3 NewCo, Inc., a Delaware corporation and wholly owned subsidiary of Focus Impact (“NewCo”), Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo, Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo, and XCF Global Capital, Inc., a Nevada corporation and certain subsequent private placement transactions (ii) 4,160,000 Shares issuable upon exercise of warrants to purchase Shares of Class A Common stock (the “Warrants”) owned by a Selling Stockholder.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

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XCF Global, Inc.

October 22, 2025

(ii)	the Prospectus;

(iii)	the Registration Rights Agreement, dated as of June 6, 2025, by and among XCF Global, Inc., (formerly known as Focus Impact BH3 NewCo, Inc.), Focus Impact BHAC Sponsor, LLC, and the parties identified as “Holders” on the signature page hereto;

(iv)	the Warrant Agreement (the “Warrant Agreement”), dated as of October 4, 2021, by and between Crixus BH3 Acquisition Company and Continental Stock Transfer & Trust Company, as warrant agent;

(v)	the Warrant Assignment and Assumption Agreement, dated as of June 6, 2025, by and among Focus Impact BH3 Acquisition Company, Focus Impact BH3 NewCo, Inc. and Continental Stock Transfer & Trust Company, as warrant agent;

(vi)	the Company’s Amended and Restated Certificate of Incorporation, included as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 12, 2025;

(vii)	the Company’s Amended and Restated Bylaws, included as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on June 12, 2025;

(viii)	the resolutions of the Company’s Board of Directors with respect to the registration of the Shares and the filing of the Registration Statement and Prospectus; and

(ix)	such other records, documents, certificates and statutes as we have deemed necessary for purposes of this opinion letter.

In rendering this opinion, we have assumed and relied upon, without independent investigation (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals and (iii) the conformity to the originals of all documents submitted to us as certified, electronic or photostatic copies.

The law covered by the opinions expressed herein is limited to the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state law, rule, or regulation relating to securities, or to the sale or issuance thereof, except to the extent that such compliance is related to the valid issuance of the Shares. This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of the Commission’s Regulation S-K, and we express no opinion as to any matter pertaining to the contents of the Registration Statement, the Prospectus or any other prospectus supplement, other than as expressly stated herein with respect to the issuance of the Shares.

XCF Global, Inc.

October 22, 2025

Our opinions are limited and qualified in all respects by the effects of (i) general principles of equity and limitations on availability of equitable relief, including specific performance, whether applied by a court of law or equity, and (ii) bankruptcy, insolvency, reorganization, moratorium, arrangement, fraudulent conveyance or fraudulent transfer, receivership, and other laws now or hereafter in force affecting the rights and remedies of creditors generally (not just creditors of specific types of debtors) and other laws now or hereafter in force affecting generally only creditors of specific types of debtors.

This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, and subject to the qualifications, assumptions and limitations herein stated, we are of the opinion that (i) the Shares issued to the Selling Stockholders pursuant to the Business Combination Agreement are validly issued, fully paid and nonassessable and (ii) when the Shares have been issued and delivered upon payment in full of the consideration therefor as provided in the Warrant Agreement and Warrants, such Shares will be validly issued, fully paid and nonassessable.

This opinion is to be used only in connection with the Registration Statement and the offering of the Shares described herein. This opinion is for your benefit and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and we further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, and to any reference to our firm in the Registration Statement as legal counsel who have passed upon the validity of the Shares. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Securities Act, or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP

STRADLEY RONON STEVENS & YOUNG, LLP